Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT
Albert W. Weggeman, Jr.
President and Chief Executive Officer
Net Perceptions, Inc.
(203) 428-2040

Net Perceptions, Inc. Announces Third Quarter 2006 Results

— Concord Steel Purchased on October 3, 2006 —

STAMFORD, CONNECTICUT — November 14, 2006 — Net Perceptions, Inc. (OTC:NETP) today announced financial results for the quarter ended September 30, 2006. Net Perceptions reported no royalty revenues for the third quarter of 2006 compared to revenues of $17,000 during the same period of 2006. Total revenues for the nine-month period ended September 30, 2006 were $20,000 compared to $60,000 for the same period of 2005. Net loss for the third quarter of 2006 was $7.6 million or $0.25 per diluted share compared to net income of $18,000 or $0.00 per diluted share during the same period of 2005. Net loss for the nine-month period ended September 30, 2006 was $7.7 million or $0.26 per share compared to net income of $338,000 or $0.01 per share for the same period in 2005. The net losses for the three- and nine-month periods ended September 30, 2006 include a non-cash charge of $7.4 million relating to a stock grant to Kanders & Company, Inc. for advisory services provided to Net Perceptions since Kanders and Company’s investment in April 2004.

On September 22, 2006, Net Perceptions entered into an Asset Purchase Agreement ("Purchase Agreement") with CRC Acquisition Co., LLC (doing business as Concord Steel) to acquire substantially all of the assets and to assume certain of the liabilities of Concord Steel upon the terms and subject to the conditions contained in the Purchase Agreement ("Concord Acquisition"). The aggregate purchase price for the Concord Acquisition was approximately $45.2 million and the acquisition closed on October 3, 2006. For more information regarding this transaction and compensation to Kanders & Company, Inc., please see the Net Perceptions’ Current Reports on Form 8-K filed with the Securities and Exchange Commission on September 28, 2006 and October 10, 2006.

Net Perceptions estimates that it has available federal net operating loss carry-forwards of approximately $121.3 million and research and development credit carry-forwards of approximately $151,000 which expire in varying amounts beginning in the year 2011, to the extent not limited under Section 382 of the Internal Revenue Code.

Concord Steel is a leading independent manufacturer of counter-weights that are incorporated into a variety of industrial equipment, including aerial work platforms, cranes, elevators and material handling equipment. The acquisition of Concord Steel is the initial step in the corporate strategy to develop a diversified, global industrial products group.

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Exchange Act of 1934. Information in this release includes Net Perceptions’ beliefs, expectations, intentions and strategies regarding Net Perceptions, its future and its products and services. Assumptions relating to the forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risks including our inability to execute successfully our planned effort to redeploy our assets to enhance stockholder value and the unavailability of our net operating loss carry-forwards. Net Perceptions cannot guarantee its future performance. All forward-looking statements contained in this press release are based on information available to Net Perceptions as of the date of this press release and Net Perceptions assumes no obligation to update the forward-looking statements contained herein.

For further information regarding the risks and uncertainties in connection with Net Perceptions’ business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Net Perceptions’ filings with the Securities and Exchange Commission, including but not limited to, its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained at our web site at http://www.netperceptions.com or the SEC’s web site at http://www.sec.gov.

NET PERCEPTIONS, INC.

CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2006	December 31, 2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,569	$203
Marketable securities	-	14,659
Prepaid expenses and other current assets	74	123
Total current assets	14,643	14,985

Property and equipment, net	2	-
Other assets	516	210
Total assets	$15,161	$15,195

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$349	$267
Total current liabilities	349	267

Accrued interest payable	126	87
Note payable	2,533	2,533
Total liabilities	3,008	2,887

Commitments and contingencies
Stockholders’ equity:
Common stock	3	2
Additional paid-in capital	241,854	234,400
Unearned stock compensation	-	(108)
Accumulated other comprehensive income (loss)	2	(4)
Accumulated deficit	(229,706)	(221,982)
Total stockholders’ equity	12,153	12,308
Total liabilities and stockholders’ equity	$15,161	$15,195

NET PERCEPTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Revenues:
Service, maintenance and royalties	$-	$17	$20	$60
Total revenues	-	17	20	60
Cost of revenues:
Service and maintenance	-	-	-	-
Total cost of revenues	-	-	-	-

Gross margin	-	17	20	60

Operating expenses:
General and administrative	219	108	568	277
Related party stock compensation	7,542	-	7,542	-
(Gain) loss on litigation settlement	-	5	-	(224)
Transaction expenses	16	-	66	-
Total operating expenses	7,777	113	8,176	53

Operating (loss) income	(7,777)	(96)	(8,156)	7

Other income (expense):
Interest income	184	125	519	312
Interest expense	(13)	(13)	(39)	(55)
Other income (expense), net	(15)	2	(48)	74
Total other income (expense), net	156	114	432	331
Net (loss) income	$(7,621)	$18	$(7,724)	$338
Net (loss) income per share:
Basic	$(0.25)	$0.00	$(0.26)	$0.01
Diluted	$(0.25)	$0.00	$(0.26)	$0.01

Shares used in computing basic and diluted net (loss) income per share:
Basic	29,908	28,918	29,320	28,918
Diluted	29,908	34,894	29,320	32,987

NET PERCEPTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Nine Months Ended September 30,
	2006	2005

Cash flows from operating activities:
Net (loss) income	$(7,724)	$338
Reconciliation of net (loss) income to net cash (used in) provided by operating activities:
Amortization of debt issuance costs	22	21
Amortization of discount on debt	-	16
Stock-based compensation	77	57
Related party stock compensation	7,542	--
Accretion of discounts on securities, net	(353)	(64)
Changes in assets and liabilities:
Prepaid expenses and other current assets	49	(54)
Accounts payable and accrued liabilities	65	(42)
Other assets	(30)	-
Net cash (used in) provided by operating activities	(352)	272

Cash flows from investing activities:
Proceeds from sale of marketable securities	2,848	-
Proceeds from maturity of marketable securities	26,585	-
Purchase of marketable securities	(14,415)	(11,367)
Purchases of property and equipment	(2)	-
Capitalized direct business acquisition costs	(298)	-
Net cash provided by (used in) investing activities	14,718	(11,367)

Net increase (decrease) in cash and cash equivalents	14,366	(11,095)
Cash and cash equivalents at beginning of period	203	14,444
Cash and cash equivalents at end of period	$14,569	$3,349